UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2006

LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-30141	13-3861628
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

462 Seventh Avenue, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 609-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2006, LivePerson, Inc. entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Proficient Systems, Inc. (“Proficient”), Soho Acquisition Corp. (a wholly-owned subsidiary of LivePerson) and Gregg Freishtat (as the Proficient shareholders’ representative) to acquire Proficient in a merger transaction pursuant to which Proficient will become a wholly-owned subsidiary of LivePerson (the “Merger”). Pursuant to the terms of the Merger Agreement, LivePerson will acquire all of the outstanding capital stock of Proficient in exchange for 2 million shares of LivePerson common stock to be issued at the closing of the transaction, and up to an additional 2.05 million shares based on the achievement of certain revenue targets during the nine months following the closing.

The Merger Agreement contains customary representations, warranties and covenants. With the exception of certain matters, the indemnification obligations of the shareholders of Proficient for breaches of representations and warranties will be subject to a $50,000 aggregate threshold, but once the aggregate amount of LivePerson’s damages exceeds the threshold, it will have the right to recover the full amounts due without regard to the threshold. The indemnification obligations of the Proficient shareholders will be secured by an escrow fund consisting of 500,000 of the shares of LivePerson common stock to be issued at closing. The representations and warranties of Proficient will survive for 12 months after the closing of the Merger. The Merger Agreement contains customary termination rights in favor of each of LivePerson and Proficient.

The merger has been approved by the boards of directors of LivePerson and Proficient. The consummation of the Merger is subject to customary closing conditions, including Proficient shareholder approval. The Merger is expected to close within 60 days.

Upon the closing of the transaction and upon the closing of the earn-out payment, if any, LivePerson will issue shares of its common stock to Proficient’s shareholders in a private placement, in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D thereunder. Such shares will be registered for resale on a Registration Statement on Form S-3 shortly after the transaction closes. The shares of LivePerson common stock issued in the Merger to Proficient’s significant shareholders will be subject to resale limitations contemplated by the Merger Agreement, subject to certain limited exceptions.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with this report as Exhibit 2.1 and is incorporated by reference into this report. We encourage you to read the Merger Agreement for a more complete understanding of the Merger.

On June 22, 2006, LivePerson issued a press release announcing the merger, a copy of which is filed with this report as Exhibit 99.1 and is incorporated by reference into this report. No representation, warranty, covenant or agreement described above or contained in the Merger Agreement is, or should be construed as, a representation or warranty by LivePerson to any investor or a covenant or agreement of LivePerson with any investor. The representations, warranties, covenants and agreements contained in the Merger Agreement are solely for the benefit of LivePerson and Proficient and are qualified by disclosures between the parties.

This report is neither an offer to sell nor a solicitation of offers to purchase common stock of LivePerson. The issuance of shares of common stock by LivePerson in connection with this transaction will not be registered under the Securities Act of 1933 and the shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 3.01. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this report is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following documents are included as exhibits to this report:

2.1	Agreement and Plan of Merger, dated as of June 22, 2006, among LivePerson, Inc., Soho Acquisition Corp., Proficient Systems, Inc. and Gregg Freishtat as Shareholders’ Representative.

99.1	Press release issued June 22, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date: June 22, 2006	By:	/s/ TIMOTHY E. BIXBY
Timothy E. Bixby
President, Chief Financial Officer and Secretary

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of June 22, 2006, among LivePerson, Inc., Soho Acquisition Corp., Proficient Systems, Inc. and Gregg Freishtat as Shareholders’ Representative.

99.1	Press release issued June 22, 2006.